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                                                                   EXHIBIT 10.47

                                SUPPLY AGREEMENT

         THIS SUPPLY AGREEMENT (this "Agreement") is made as of the 1st day of August, 2003 by and among *, a corporation organized under the laws of *, *, a Delaware corporation (collectively, "Seller") and CTI MOLECULAR IMAGING, INC., formerly known as CTI, INC., a Delaware corporation (the "Buyer").

                                    RECITALS

         WHEREAS, * and * are successors in interest to * and *, respectively;

          WHEREAS, Seller is a producer of Lutetium Oxide 99.99% (the "Virgin Product") which is refined from Lu203 concentrate or from scrap Lutetium Oxide produced in connection with Buyer's manufacturing operations (the "Recycled Product" or, together with the "Virgin Product," "the Product(s)");

         WHEREAS, Seller and Buyer desire to enter into this Agreement to provide for the sale and purchase of the Products on the terms and conditions set forth herein;

         WHEREAS, Buyer and Seller have entered into that certain Contract, dated March 17, 2000, and, upon the effective date of this Agreement, desire that this Agreement supersede in its entirety such existing agreement for all purchases of concentrates by Seller and sale of Products to Buyer; and

         WHEREAS, unless otherwise expressly stated, all concentrate quantities are expressed as 99.99% Lutetium Oxide contained.

         NOW THEREFORE, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, Virgin Product and Recycled Product and Buyer agrees to supply to Seller, and Seller agrees to accept, Scrap Product (as defined herein) under and subject to following terms and conditions:

         Section 1. Term. The initial term of this Agreement shall be ten (10) years beginning on August 1, 2003 (the "Effective Date") and ending on July 31, 2013 (the "Initial Term"). Thereafter, this Agreement will automatically renew for additional successive terms of two (2) years each (the "Renewal Term(s)"), unless and until terminated as of the end of the Initial Term or any Renewal Term by either party by written notice given at least six (6) months prior to the end of the then current term.

         Section 2. Specifications of the Product. The Virgin Product and the Recycled Product shall have the specifications set forth in Exhibit A attached hereto.

         Section 3. Supply and Recycling of Scrap Product. Buyer will provide to Seller, at no charge to Seller, CIP (Incoterms 2000) Seller's facilities in *, all scrap Lutetium Oxide produced by Buyer in connection with the processing of the Product purchased from Seller during the Term (the "Scrap Product") that it desires to have recycled by Seller and sale to Buyer. The Scrap Product shall have the specifications set forth in Exhibit B attached hereto. Seller will provide Buyer with a 90% yield on total Lutetium Oxide content from the silica-based (non-slurry) Scrap Product.

         Section 4. Quantity. Seller will provide and Buyer will purchase 100% of Buyer's requirements for Virgin Product in accordance with the terms set forth on Exhibit C attached hereto, up to the metric tonnage per year set forth in Exhibit C attached hereto. The parties further agree that Buyer's obligation to purchase its requirements from Seller applies to Buyer, its affiliates and any joint venture,

         * Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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partnership, corporation or any other person or entity in which the Buyer or its affiliates have a direct or indirect ownership or contractual interest.

         Section 5. Pricing. Pricing of Virgin Product and Recycled Product will be in accordance with Exhibit D attached hereto.

         Section 6. Purchase Order. Buyer will provide Seller, no later than November 1 of each calendar year, with an estimate of its requirements for Products in the next succeeding calendar year through a purchase order reflecting such estimated Product requirements (the "Annual P.O."). For the first calendar year of the Initial Term, Buyer will provide Seller with an Annual P.O. on or before October 15, 2003. In addition, each calendar quarter (commencing with the calendar quarter ending December 31, 2003), Buyer will provide Seller with Buyer's updated firm purchase order and delivery schedule for Products during the forthcoming three-month period (the "Firm Quarterly P.O."). Buyer may increase or decrease the Firm Quarterly P.O. by ten percent (10%) without Seller's written consent. Unless otherwise specified in the Firm Quarterly P.O., deliveries shall be made in approximately equal monthly quantities. If Buyer forecasts that the Firm Quarterly P.O. will increase or decrease by more than ten percent (10%) of the quantity scheduled for delivery, Buyer will give Seller no less than thirty (30) days written notice of such increase or decrease, so that Seller may consent to this change in writing. Seller will rely on the Annual P.O. and the applicable Firm Quarterly P.O. to maintain the inventory of Products to be supplied to Buyer in accordance with the Firm Quarterly P.O. If Buyer requires Products on an expedited basis or not in accordance with the applicable Firm Quarterly P.O. and Seller's actual costs to meet Buyer's request are increased, Buyer shall reimburse Seller for such increased costs actually incurred.

         Section 7. Delivery. Deliveries will be made in accordance with the Firm Quarterly P.O. EXW Seller's Bristol, PA warehouse for ocean shipments (Incoterms 2000), then FOB Buyer's facility in Knoxville, Tennessee for inland U.S. freight movements; or EXW * for air shipments requested by Buyer (Incoterms
2000).

         Section 8. Terms. Payment terms shall be net forty-five (45) days from date of Seller's invoice payable by wire transfer to a U.S. account designated by Seller. Interest on all undisputed sums past due from Buyer hereunder shall accrue and be payable by Buyer at the lesser of the maximum lawful rate or the prime interest rate quoted by Citibank, N.A., New York, New York, plus 1%.

         Section 9. Exclusivity Obligation. (a) It is understood between the parties that (i) Seller has worked with Buyer over the past eight years in the supply of the Product to assist Buyer in the development of Buyer's new proprietary positron emission tomography medical scanning equipment (the "PET Scanner"), (ii) Buyer has made a significant capital investment in its crystal growth operations for the production of scintillators using the Product and recently commenced commercial production of the PET Scanner, (iii) Buyer desires to be assured of a guaranteed source of supply of the Product which constitutes a key raw material needed in the continued full scale production of the PET Scanner, and (iv) Seller has made a significant capital investment to increase its production capacity of Virgin Product to meet Buyer's anticipated demand under this Agreement, and further, in reliance on sales of Recycled Product under this Agreement, has made an additional capital investment to purchase and install a new production unit to recycle Scrap Product into Recycled Product for supply to Buyer. Furthermore, Seller understands, based on Buyer's representation set forth below in section 12(b), that there are currently no other manufacturers of medical imaging equipment for human studies engaged in the commercial production of lutetium oxide-based scintillation crystals. For the foregoing reasons, and subject to Section 4 and Exhibit C on quantities, Seller agrees that, during the Initial Term of this Agreement, Seller will not, directly or indirectly, make commercial sales to any third party other than Buyer of Virgin Product, Recycled Product, lutetium concentrates or lutetium based products regardless of form or enrichment levels (the

         * Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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"Exclusivity Obligation"). Notwithstanding the foregoing, in the event Buyer's purchases of Virgin Product from the effective date of the Agreement through the Initial Term total less than * (*) metric tons of Virgin Product per contract year or * (*) metric tons of Virgin Product in the aggregate over any three contract years ("Minimum Purchases"), then Seller shall provide written notice to Buyer of such shortfall and Seller's intention to terminate the Exclusivity Obligation if the Minimum Purchases are not met. Buyer shall have 60 days to tender a firm commitment purchase order for the purchase of such shortfall to satisfy the Minimum Purchase requirements. If Buyer fails to tender such purchase order and has not otherwise met the Minimum Purchase requirements, then Seller will have the right, in its sole discretion, to unilaterally terminate its Exclusivity Obligation immediately upon Buyer's receipt of notice of Seller's election to do so. Minimum Purchases referred to above will include the quantities of Virgin Product requested by Buyer that could not be supplied by Seller. For the purpose of calculating aggregate Minimum Purchases over any three contract years, Minimum Purchases referred to above will include quantities covered by any firm purchase order issued by Buyer and received by Seller before the end of any relevant third contract year of the Initial Term for deliveries to Buyer within 180 days after the date of the purchase order. In any event, Seller may terminate the Exclusivity Obligation at the end of the Initial Term by providing written notice to Buyer not less than 365 days prior to the expiration of the Initial Term. In the event Seller does not exercise its right to terminate the Exclusivity Obligation at the end of the Initial Term or any Renewal Term, the Exclusivity Obligation shall continue during the subsequent Renewal Term. The parties agree that if Seller terminates its Exclusivity Obligation to Buyer for any reason, Buyer shall have a right to terminate this Agreement (subject to the provisions of sections 13(b) and (d)) and enter into a supply relationship for the Products with any other party. The parties further agree that the Exclusivity Obligation applies to Seller, its affiliates and any joint venture, partnership, corporation or any other person or entity in which the Seller or its affiliates have a direct or indirect ownership or contractual interest without the prior written consent of Buyer. In the event the Exclusivity Obligations are terminated for any reason, Seller agrees that it shall not sell any Virgin Product, Recycled Product or lutetium concentrates to any other party at a price less than the highest price paid by Buyer under this Agreement during the three month period preceding the sale without first offering such material to Buyer in writing at such lower price and giving the Buyer 30 days to exercise such purchase right.

         (b) Notwithstanding subpart (a) above, Seller has the right to sell not more than an aggregate amount of * kg of Virgin Product or lutetium concentrates per contract year solely for research and development purposes in all fields of use. In the event Seller receives an unsolicited request to sell in excess of such * kg annual limit, Seller shall promptly notify Buyer of such request in writing and shall state the amount of Virgin Product or lutetium concentrates Seller desires to sell pursuant to such request. Buyer shall consider such request in light of its production needs and shall discuss with Seller the anticipated affect, if any, a denial of such request could have on the price or availability of lutetium concentrate in the market. After consideration of such request, Buyer shall have the right, in its discretion, to consent to such sale or enforce the annual limit set forth in this subpart (b) and refuse to permit such sale. Seller agrees that it shall not sell any Virgin Product or lutetium concentrates pursuant to this subpart (b) at a price that is less than the highest price paid by Buyer during the three month period immediately preceding the sale.

         Section 10. Emergency Inventory. (a) Within fifteen (15) days following the end of each calendar quarter, Seller will notify Buyer in writing of the quantity of lutetium concentrates purchased by Seller on the market during such quarter that is expected to exceed Buyer's supply needs as set forth in the Firm Quarterly P.O. and the weighted average concentrate cost per kilogram for all concentrate purchases during that quarter. For the first contract year, Seller shall begin purchasing the equivalent of * metric tons of lutetium concentrates for inclusion in the Emergency Inventory (as defined below) and the parties agree that the target level for the Emergency Inventory after the second contract year is a total of * metric tons. Within thirty (30) days of the receipt of such notice, Buyer shall have the right to purchase from Seller

         * Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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such excess quantity at the weighted average concentrate cost paid by Seller through delivery of a purchase order related thereto. Payment terms for such lutetium concentrates shall be net fifteen (15) days from the date of Buyer's purchase order to Seller. Interest on all undisputed sums past due from Buyer hereunder shall accrue and be payable by Buyer at the lesser of the maximum lawful rate or the prime interest rate quoted by Citibank, N.A., New York, New York, plus 1%. Seller agrees that any such excess quantity so purchased by Buyer shall be delivered to and stored at Seller's facility in * at no additional cost to Buyer as emergency inventory to be owned by Buyer and to be used only at the written direction of Buyer (the "Emergency Inventory"). Seller further agrees that such Emergency Inventory shall be prominently identified as the property of the Buyer and shall be segregated from all other materials owned by Seller or any other party. Seller shall provide to Buyer quarterly inventory reports identifying the quantity of concentrate then included in the Emergency Inventory. Buyer, or its representatives, shall have the right, upon not less than 48 hours prior notice to Seller, to inspect and audit such Emergency Inventory during normal business hours. Seller acknowledges that an annual audit of the Emergency Inventory may be necessary in connection with the preparation of Buyer's consolidated financial statements. Buyer shall be responsible for insuring such Emergency Inventory and for the prompt payment of any ad velorum or other similar taxes incurred or imposed with respect to the Emergency Inventory. The price to be paid by Buyer in connection with the processing of the Emergency Inventory into Virgin Product for supply to Buyer is set forth on Exhibit D.

         (b) Buyer anticipates that it will periodically need to instruct Seller to use a portion of the Emergency Inventory to meet its supply production requirements. In such event, the parties agree that the price to be paid by Buyer for the Virgin Product extracted from the Emergency Inventory shall equal the difference between (i) the concentrate cost per kg previously paid by Buyer for the Emergency Inventory being used, and (ii) the price of Virgin Product determined in accordance with Exhibit D attached hereto. All concentrates included in the Emergency Inventory shall be deemed to be used on a first in, first out basis for purposes of establishing the weighted average concentrate cost necessary to determine the price of Virgin Product to be paid to Seller. For the avoidance of doubt, the parties agree that the total amount to be paid to Seller for any Virgin Product extracted from the Emergency Inventory is equal to the amount that Buyer would have paid for such Virgin Product in accordance with Exhibit D had no Emergency Inventory been established.

         Section 11. Confidentiality. Buyer and Seller also agree that any technical and business information disclosed by either party to the other party in the course of the relationship between them created by this Agreement shall be deemed "Confidential Information."

         (a) The amount of Confidential Information disclosed shall be solely within the discretion of the disclosing party ("Discloser"). Confidential Information shall only be subject to the terms of this Agreement if it is either: (a) disclosed in writing and marked "Confidential"; or (b) if not disclosed in writing, then identified as confidential when first disclosed and summarized in a writing that is marked "Confidential" and delivered to the receiving party ("Recipient") within thirty (30) days of such first disclosure.

         (b) Recipient shall, during the term of this Agreement and for three
(3) years following termination of this Agreement: (i) hold the Confidential Information received hereunder in confidence using the same care and caution that Recipient affords its own confidential information, but not less than a reasonable degree of care; and (ii) use such Confidential Information only to the extent necessary to discharge Recipient's duties or obligations under this Agreement; and (iii) restrict disclosure of Confidential Information to only those individuals that need to know the Confidential Information and who have obligations to Recipient of confidentiality, limited use and non-disclosure that cover the Confidential Information and are at least as restrictive as those of this Agreement.

         * Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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         (c) The obligations set forth in paragraph (b) above shall not apply to any Confidential Information that: (i) is in the possession of Recipient at the time of disclosure by Discloser; or (ii) is or later becomes publicly known through no wrongful act of Recipient; or (iii) is independently discovered by Recipient; or (iv) is provided to Recipient free of restriction on disclosure by a third party having the right to so provide such Confidential Information; or
(e) is required to be disclosed by operation of law, including without limitation as required by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, provided that any party subject to compelled disclosure of the terms set forth herein will furnish only that portion of the information that is legally required to be disclosed and will exercise reasonable efforts to ensure that confidential treatment is accorded such information. In addition, any combination of features shall not be deemed to be within any of the above exceptions merely because the features are individually within such exception, but only if the combination itself and its principle of operation are within such exception.

         (d) Recipient shall return to Discloser, upon request, any and all written documents comprising Discloser's Confidential Information, except that Recipient's legal counsel may retain one copy of such documents for record keeping purposes only.

         (e) Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall be construed as granting to either party any rights or license under any Confidential Information of the other party.

         Section 12. Representations and Warranties.

         (a) Seller's Representations and Warranties. Seller hereby represents and warrants that it is solvent; that it has capital sufficient to carry on the business in which it is engaged; and that it has the overall financial wherewithal to fulfill its duties and obligations under this Agreement. Seller further agrees to provide prompt written notice to Buyer in the event of any material change in such representations and warranties or in the event that Seller, whether individually or collectively and whether voluntarily or involuntarily, commences or has commenced against it any action, suit or proceeding seeking receivership, liquidation, dissolution or bankruptcy of Seller, the appointment of a receiver, trustee, liquidator or similar official, any assignment for the benefit of creditors of Seller or foreclosure on at least a majority of Seller's properties and assets, or the initiation of comparable proceedings.

         (b) Buyer's Representations and Warranties. Buyer hereby represents and warrants that (i) it has been granted an exclusive license by * under * U.S. Patent * covering certain lutetium oxide scintillating crystals for use in the manufacture of medical imaging equipment, (ii) it will maintain such exclusive license until the expiration date of such patent in *, and (iii) to Buyer's knowledge, there are currently no other manufacturers of medical imaging equipment for human studies engaged in the commercial production of lutetium oxide based scintillation crystals. Buyer will notify Seller immediately if such exclusive license is terminated.

         Section 13. Termination. (a) Either party shall have a right to terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party is in material breach of its obligation hereunder and such breach is not cured within 30 days of the receipt of written notice thereof. Notwithstanding any other term or condition set forth herein, this Agreement may also be terminated upon the occurrence of an Event of Default. Each of the following shall constitute "Events of Default" hereunder:

         * Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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                           (i) Seller's failure to provide notice to Buyer of
any of the events specified in Section 12 (a) above after the initiation or commencement of any such events;

                           (ii) Seller's transfer of or agreement to transfer
substantially all of its business or assets, without Buyer's consent in accordance with Section 19 below;

                           (iii) the calling of a meeting of creditors, an
appointment of a committee of creditors or liquidating agents, or an offering of a composition or extension to creditors by, for or of Seller, or comparable events; or

                           (iv) Buyer's breach of its representations and
warranties set forth in Section 12 (b), above.

         Upon the occurrence of an Event of Default by Seller, Buyer may, in its sole discretion, elect to terminate the Agreement by written notice to the Seller. Upon the occurrence of an Event of Default by Buyer, Seller may, in its sole discretion, elect to terminate its exclusivity obligations, by written notice to Buyer if such breach or default is not cured within 30 days of the receipt of written notice thereof.

                  (b) The termination of this Agreement shall not affect or impair the rights and obligations of either party under any Product purchase order placed prior to such termination, nor relieve either party of any obligation or liability accrued hereunder or under any such purchase order prior to such termination, not affect or impair the rights of either party arising under this Agreement prior to such termination, except as expressly provided in this Agreement.

                  (c) Any termination of this Agreement due to an Event of Default shall be without prejudice to any remedy of the non-defaulting party for the recovery of any moneys then due to it under this Agreement or in respect to any antecedent breach of this Agreement, and without prejudice to any other right of the non-defaulting party, including, without limitation, damages for breach to the extent they may be recoverable.

                  (d) The rights and obligations set forth in Section 11 above shall survive termination of this Agreement for the time period set forth in part 11 (b) of Section 11 above.

         Section 14.       Resolution of Disputes.

                  (a) Negotiation by Senior Executives.

                           (i) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between senior executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the ordinary course of business. Within fifteen
         (15) days after delivery of the notice the party receiving the notice shall submit to the other a written response.

                           (ii) The notice and the response shall include: (i) a statement of each party's position regarding the matter in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that party and any other person who will accompany that executive. Within thirty (30) days after delivery of the notice, the designated

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         executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests far information made by one party to the other shall be honored in a timely fashion.

                  (b) Mediation. If the dispute has not been resolved within sixty (60) days after delivery of the notice referred to above, the dispute shall be submitted to non-binding mediation in accordance with the Rules of the Center for Public Resources Institute for Dispute Resolution. The parties shall mediate in good faith in an effort to resolve the dispute. The place of mediation will be Washington, D.C., or such other location agreed to by the parties. Mediation costs shall be shared equally by the parties. If the dispute is not resolved by the mediation process within sixty (60) days after commencement, either party may initiate arbitration as set forth, below.

                  (c) Arbitration.

                           (i) Any dispute, controversy or claim arising out of or relating to this Agreement or the performance by the parties of its terms which has not been resolved by non-binding mediation as set forth above within ninety (90) days shall be finally settled by binding arbitration held in the Washington, D.C. in accordance with the Commercial Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 14(c).

                           (ii) The arbitration shall be held before one neutral arbitrator. Such arbitrator shall be mutually agreed upon by Seller and Buyer and shall be a retired U.S. federal judge (the "Arbitrator"). If the parties are unable to agree after 15 days, Buyer shall prepare a list of (5) retired U.S. federal judges and Seller shall select one such judge to be the arbitrator.

                           (iii) The Arbitrator shall allow such discovery as the Arbitrator determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator. The arbitrator shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if a party so requests within 10 days after the decision. Thereafter, the decision of the Arbitrator shall be final, binding, and non-appealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process. The parties waive any right to appeal the Arbitrator's decision or award, to the extent an appeal may be lawfully waived. The arbitration proceedings, submissions and award shall be in English.

                           (iv) The Arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys' fees and expenses in such manner as is determined to be appropriate by the Arbitrator.

                           (v) The parties consent to the jurisdiction of any U.S. state or Federal court or any French court of competent subject matter jurisdiction for all purposes in connection with arbitration, including: (a) enforcement of the arbitration award; and (b) issuance of provisional remedies to protect rights, interests, assets or property, including but not limited to temporary or preliminary injunctive relief, to ensure ultimate satisfaction of the arbitration award. The parties may, without inconsistency with this agreement to arbitrate, seek from any court having jurisdiction any interim measures or provisional remedies pending the establishment of the arbitration and until the Arbitrator's final award has been satisfied.

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                           (vi) All proceedings under this Section 14(c), and
         all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

                           (vii) The fact that the dispute resolution procedures specified in this Section 14(c) shall have been or may be invoked shall not excuse a party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to a party.

                           (viii) All applicable statutes of limitation shall be tolled while the procedures specified in this Section 14(c) are pending. The parties will take such action, if any, required to effectuate such tolling.

         Section 15. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 16. Warranties, Limits on Liability.

                  (a) Determination of the suitability of Product supplied hereunder for the uses and applications contemplated by Buyer and others shall be the sole responsibility of Buyer. All warranties by Seller pertaining to the Product are expressed in this paragraph. Seller warrants that the Product delivered hereunder meets Seller's standard quality on the date of production, or such other specifications attached hereto. Seller MAKES NO OTHER EXPRESS WARRANTIES; THERE ARE NO IMPLIED WARRANTIES INCLUDING WITHOUT LIMITATION MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Buyer ASSUMES ALL RISK AND LIABILITY FOR ALL LOSS, DAMAGE OR INJURY TO PERSON OR PROPERTY, INCLUDING WITHOUT LIMITATION POLLUTION, ENVIRONMENTAL DAMAGE AND RESTORATION LIABILITY, RESULTING FROM (I) THE USE OF SAID PRODUCT IN MANUFACTURING PROCESSES OR IN COMBINATION WITH OTHER SUBSTANCES, OR OTHERWISE (II) THE HANDLING AND DISPOSAL OF THE PRODUCT.

         No claim of any kind, whether as to Product delivered or for non-delivery of Product, and whether arising in tort, contract or otherwise shall be greater in amount than the purchase price of the Product in respect of which such damages are claimed. IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND INCLUDING WITHOUT LIMITATION BUYER'S MANUFACTURING COSTS, LOST PROFITS OR GOOD WILL, REGARDLESS OF THE FORM OR BASIS OF ANY ACTION.

         Section 17. Force Majeure. Neither party shall be liable for its failure to perform hereunder if said performance is made impracticable due to any act of God, act of terrorism, fire, flood, war, sabotage, accident, labor disputes, involuntary compliance with any law, order, rule or regulation of government agency or authority, or other similar event that is beyond the reasonable control of the party affected. The affected party may omit purchases or deliveries during the period of continuance of such circumstances and the Agreement; however, the other party may meet its supply needs from any other source for so long as the inability to perform continues. If the Force Majeure event continues for a period of 180 days, the unaffected party shall have a right to terminate this agreement upon written notice to the affected party.

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         Section 18. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and there are no understandings, representations or warranties of any kind, express or implied, not expressly set forth herein. Exhibit A, Exhibit B, Exhibit C and Exhibit D attached hereto are hereby agreed to and made a part of and incorporated in this Agreement. No modification of this Agreement or the attached Exhibits shall be of any force or effect unless such modification is in writing and signed by the party to be bound thereby; and no modification shall be effected by the acknowledgment or acceptance of purchase order forms containing terms or conditions at variance with those set forth herein.

         Section 19. Assignment. Except as set forth in this Section 19, neither party shall assign any rights or delegate any duties under this Agreement without the express written consent of the other. Either party may, with the consent of the other party which consent shall not be unreasonably withheld, assign its rights and delegate its duties hereunder to any parent, any subsidiary corporation a majority of the stock of which is owned by the assigning party or any partnership or other entity wherein the assigning party maintains controlling interest, provided such assignee agrees to be bound by the terms of this Agreement. Either party may, without the consent of the other party, assign this Agreement to the purchaser of all or substantially all of the assets or stock of the assigning party or its business, or in connection with any merger, consolidation, reorganization or other change of control, provided such assignee agrees to be bound by the terms of this Agreement. No assignment of this Agreement shall release the assigning party of its obligations under this Agreement except to the extent that the other party to this Agreement shall otherwise agree in its sole discretion.

         Section 20. Waiver. Either party's waiver of any breach, or failure to enforce any of the terms and conditions of this Agreement, at any time, shall not in any way affect, limit or waive such party's right thereafter to enforce and compel strict compliance with every term and condition hereof.

         Section 21. Governing Law. The Buyer and Seller agree that this Agreement shall be deemed to have been made and executed in the State of New York and that any dispute arising under this Agreement shall be resolved in accordance with the laws of the State of New York excluding any choice of law principles thereof. The parties disclaim the applicability of the United Nations Convention for the International Sale of Goods.

         Section 22. Notice. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged, (ii) one business day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed as follows:

      If to Buyer:                   With a copy to:

        CTI Molecular Imaging, Inc.  Alston & Bird LLP
        810 Innovation Drive         One Atlantic Center, 1201  W. Peachtree St.
        Knoxville, TN 37932          Atlanta, GA 30309
        Telephone: (865) 218-2000    Telephone: (404) 881-7000
        Facsimile: (865) 218-3254    Facsimile: (404) 881-7777
        Attn: General Counsel        Attn: Nils Okeson, Esq.

      If to Seller:                  With a copy to:

                           *                                      *

or addressed as such party may from time to time designate by written notice to the other parties.

         Section 23. Option to License. Seller, to the extent that it is legally able to do so, hereby grants to Buyer an option to negotiate a reasonable royalty-bearing, non-exclusive license under Seller's intellectual property rights in its lutetium oxide processing technology to make and use lutetium oxide concentrate, provided that such option shall be exercisable by Buyer only in the event that Seller, due to the occurrence of one of the events listed in
Section 12(a) above, becomes unable to supply lutetium oxide to Buyer.

         Section 24. Miscellaneous. (a) Buyer hereby represents and warrants that it is entering into this Agreement solely for the purchase of Product for use in its manufacturing operations and, where appropriate, for the sale of crystals or boules produced by Buyer from the Product, and Buyer understands and agrees that it will not resell any Product to any third party other than to its own corporate affiliates for use by them in further manufacturing.

                  (b) Each shipment shall constitute a separate and independent transaction and either party may recover for each such shipment without reference to any other. If either party is in default with respect to any terms or conditions of this Agreement, then, in addition to any other legal remedy available to the other party, such party may, at its option, defer further shipments or payment hereunder until such default be remedied, or, such party may decline further performance of this Agreement.

                  (c) In case of a dispute concerning the weight of Product delivered in bulk carload or tank car shipments, shipper's weight, certified to by sworn Weigh-master, shall govern absent reasonable error.

         * Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

CTI MOLECULAR IMAGING, INC.                  *

By:                                          By: /s/  *
   ------------------------                      -------------------------------
   Ron Nutt, Ph.D.                                *
   President and CEO                             President and General Manager

                                                                  *

                                             By: /s/  *
                                                 -------------------------------
                                                  *
                                                 President

         * Omitted information is the subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.